Exhibit 10.9

EMPLOYMENT TERMINATION AND CONSULTING CONTRACT (the “Contract”)

made on the 6th of November 2024

between

FREYR Battery Norway AS

(organisation number: 929 340 019)

(hereinafter referred to as the “Company”)

and

Tom Einar Jensen

(hereinafter referred to as the “Employee” or the “Consultant”)

1	Termination of Employment

1.1	This Contract governs the termination of the Employee’s employment with the Company. The Contract also sets out the terms of the Consulting Services (as defined below) to be delivered as a consultant in a transitional period until the Consulting Separation Date (as defined below).

1.2	The parties agree that the separation terms of this Contract combine and replaces the regulations on notice period, severance pay and compensation for the non-compete obligations outlined in the contract of employment between the parties made on the 28th of August 2024 (the “Contract of Employment”).

1.3	The Employee shall resign as the Chief Executive Officer of the FREYR Battery Group (consisting of FREYR Battery, Inc. or its successor (“FREYR Battery”), as the ultimate parent of the Company, and its subsidiaries (collectively hereinafter referred to as the “Group”)) with effect from November 6, 2024 (the “Employment Termination Date”). Except as otherwise set forth in this Contract, effective as of the Employment Termination Date, the Employee will resign from each position he holds as an employee, officer or director of the Company and any member of the Group.

1.4	The Employee recognizes and agrees that the Employee is entitled to six months’ Base Salary as severance under Section 16 of the Contract of Employment in connection with the Employee’s separation of employment from the FREYR Battery Group, which severance payment shall be payable in a lump sum within thirty (30) days following the Employment Termination Date.

1.5	Holiday allowance accrued in accordance with the Holiday Act (Nw.: ferieloven), but not taken, until the Employment Termination Date shall be payable in a lump sum within thirty (30) days following the Employment Termination Date.

1.6	The Company shall issue a letter of reference to the Employee within two weeks after the Employment Termination Date.

2	Restrictive covenants

2.1	The non-solicitation clauses and the other restrictive covenants outlined in Sections 12, 13, 14 and 15 of the Contract of Employment are incorporated by reference herein, remain in full force and effect, is hereby confirmed by the Employee, and shall survive the execution, delivery and performance of this Contract, provided that, (i) pursuant to Section 13.6 of the Contract of Employment, the Company hereby releases the Employee of the Non-Compete Clause, and (ii) the Non-Solicitation of Employees Clause shall not preclude solicitation, recruitment, or employment of, or offering employment to, employees who move to a Company affiliate under mutual agreement between the Company and the respective employee.

3	Performance Options

3.1	With respect to Employee’s Performance Options (as defined in the Contract of Employment), notwithstanding the terms of the Contract of Employment (including Annex 2 attached thereto), the Performance Options shall continue to remain outstanding and shall be subject to the same terms (including the performance vesting terms set forth in Annex 2 of the Contract of Employment) following the Employment Termination Date, except that, upon, and subject to, the closing of the Transaction (as defined below), the Performance Options shall vest as follows: (i) one-third of the Performance Options shall immediately vest upon the closing of the Transaction (such date, the “Closing Date”) and (ii) the remaining portion of the Performance Options shall vest 50% on each of the first and second anniversaries of the Closing Date, in each case, subject to Employee’s continued compliance with the terms of this Contract, including, without limitation, the restrictive covenants set forth in Section 2 of this Contract. For purposes of this Contract, “Transaction” shall mean that certain transaction contemplated by the transaction agreement entered into between FREYR Battery and Trina Solar (Schweiz), dated as of November 6, 2024.

4	Consulting Services

4.1	Commencing on the Employment Termination Date and continuing through the Consulting Separation Date, the Consultant shall be engaged by the Company as a consultant on a full-time basis in the role of Chief Executive Officer - Europe of the Company. The purpose of the services is to optimize the Group’s European Portfolio, including to actively cooperate to transition the role, duties and responsibilities to the new Chief Executive Officer of FREYR Battery Group (such working tasks and responsibilities, the “Consulting Services”). The Consulting Services shall be performed in close cooperation with the Company. The Consultant’s contact person when performing the Consulting Services is the Chief Executive Officer of the FREYR Battery or any other designated person or body.

4.2	The ownership rights to what the Consultant creates or produces in connection with the Consulting Services, or contributes to creating or producing, are transferred to the Company. This includes, but is not limited to, rights to intellectual property, inventions, trademarks, software, designs, domain names, business concepts, and know-how.

4.3	The Consultant’s engagement as a consultant with the Company shall terminate on the first to occur of: (i) the date that is the one-year anniversary of the Employment Termination Date (as such date may be extended by the Company in writing from time to time, in its sole discretion), (ii) the Consultant’s death or permanent disability, and (iii) any earlier date on which (x) the Consultant voluntarily resigns his engagement with the Company giving four weeks’ notice or (y) the Consultant’s engagement is terminated by the Company for any or no reason giving four weeks’ notice (the first to occur of such dates, the “Consulting Separation Date”).

4.4	If any of the Parties terminate the contract, the Company may require the Consultant to:

(i)	Stop performing the Consulting Services while retaining the right to the Service Fee (as defined below) during the notice period;

(ii)	not to have any contact with customers, clients, suppliers, employees or member of FREYR Battery or any entity in the Group;

(iii)	not to attend any premises of FREYR Battery or any entity in the Group; and/or

(iv)	resign as a director or from any office of FREYR Battery or any entity in the Group.

4.5	The Consultant shall deliver the Consulting Services at the Company’s premises at Lysaker, Norway. The Consultant acknowledges and understands that the Consulting Services will require him to travel to and conduct part of the Consulting Servicesat FREYR Battery’s premises/headquarters in the USA on a regular basis. The Consultant acknowledges that the Consulting Services may necessitate a considerable amount of travel. The Consultant agrees to travel for FREYR Battery’s and the Group’s business (both within Norway and abroad) as may be required for the proper performance and exercise of the Consulting Services. The Consultant acknowledges and agrees that he may not unreasonably refuse such business trips. The Consultant’s unjustified refusal in this regard may result in sanctions, potentially including the termination of this Contract.

5	Service Fee

5.1	From the Employment Termination Date until the Consulting Separation Date the Company shall pay the Consultant a monthly service fee of $30,000 (thirty thousand) per month, which shall be pro-rated for any partial months and will be paid in arrears on or around the twentieth (20th) day of each calendar month to the bank account provided by the Consultant (the “Service Fee”). The Service Fee includes everything the Company shall pay to the Consultant, unless otherwise stated in this Contract.

5.2	The Company shall reimburse reasonable expenses incurred by the Consultant as a result of performance of the Consulting Services.

5.3	The Consultant is responsible for accounting, deduction and payment of all income tax, social security contributions, corporation tax and fees, etc. which is imposed on the Consultant in connection with the Consulting Services performed under the Contract.

5.4	The Consultant is responsible for the subscription and payment of all insurance policies necessary in connection with the Consulting Services and the Consultant’s activities.

5.5	The Company shall not be liable for payment of salary, holiday pay, tax, insurance or fees, etc. In the event that the Company is held liable for tax related to the Consultant’s Consulting Services, the Consultant shall indemnify the Company.

6	Return of property, etc.

6.1	Upon the Consulting Separation Date, or sooner, upon request of the Company, the Consultant shall return to the Company all property in his possession, custody or control belonging to the Company, FREYR Battery or the Group, including but not limited to access cards, business cards, credit and charge cards, keys, security and computer passwords, mobile phones, laptop, personal computer equipment, original and copy documents or other media on which information is held by the Consultant relating to the business or affairs of FREYR Battery or the Group.

6.2	Upon the Consulting Separation Date, the Consultant shall repay any debts to FREYR Battery or any entity in the Group, and release the same of any guarantee or security for loans or responsibilities on behalf of the Consultant.

7	General

7.1	The Consultant declares having the capacity to sign this Contract which constitutes a valid, binding and enforceable agreement.

7.2	The Consultant acknowledges that he has carefully read this Contract, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.

7.3	Each party shall be responsible for taxes, duties etc. for which such party is liable to pay as a result of this agreement. Tax deductions are made pursuant to ordinary rules, and the amount will be reported to the tax authorities pursuant to applicable law.

7.4	If any provision of this Contract should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way affect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Contract, but shall only serve to render ineffective any such provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.

7.5	This Contract may not be modified or amended unless in writing signed by the undersigned parties and/or pursuant to the applicable legal provisions. Any notice required by this Contract shall be made in writing to the Company or to any other person as indicated from time to time, at the Company’s address, or to the Consultant at his residence address as lastly communicated by the Consultant to the Company.

7.6	The Contract resolves all outstanding matters in relation to the employment relationship and the termination of the employment and consulting relationship between the Employee and the Company.

7.7	The Employee/Consultant shall not disclose any confidential information of any nature, including the terms of this Contract, to any third party. The confidentiality undertakings in the Contract of Employment shall form an integrated part of this Contract.

7.8	This Contract shall be governed by and construed in accordance with Norway law, including any statutory modification or re-enactment during the time the Contract being in force and the parties give exclusive jurisdiction to the Norwegian Courts.

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Signature page follows.]

This Contract has been drafted and signed by the parties of this Contract in two (2) identical original copies, one (1) copy having been delivered to and to be retained by each of the parties.

For FREYR Battery Norway AS	Employee/Consultant

/s/ Evan Calio	/s/ Tom Einar Jensen
Name: Evan Calio, Director	Name: Tom Einar Jensen

Date: November 6, 2024	Date: November 6, 2024

FREYR Battery, Inc., confirms that the Employee is Chief Executive Officer - Europe

/s/ Daniel Barcelo
Name: Daniel Barcelo, Chair of the Board

Date: November 6, 2024

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